Exhibit 99.1

CHESAPEAKE MIDSTREAM PARTNERS, L.P. ANNOUNCES PRICING OF

$750 MILLION PRIVATE PLACEMENT OF SENIOR NOTES DUE 2022

OKLAHOMA CITY, OKLAHOMA, JANUARY 6, 2012 – Chesapeake Midstream Partners, L.P. (NYSE:CHKM) today announced the pricing of a private placement of $750 million of senior notes due 2022 (the “Notes”). The offering was increased from a previously announced offering size of $600 million. The Notes will bear interest at a rate of 6.125% per annum. The closing of the offering is expected to occur on January 11, 2012 and is subject to customary closing conditions.

The Partnership intends to use the net proceeds of the proposed offering to repay borrowings currently outstanding under its revolving credit facility and for general Partnership purposes.

The Notes are being offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Notes and the guarantees thereof have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful.

This press release includes forward-looking statements that relate to, among other things, the closing of the offering of the Notes and the expected use of proceeds from such offering. Forward-looking statements give our current expectations or forecasts of future events. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this release, and we undertake no obligations to update this information. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.